Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Crescera Capital Acquisition Corp. (ROC # 372794) (the “Company”)

TAKE NOTICE that by minutes of an extraordinary general meeting of the Company dated 16 May 2023, the following special resolutions were passed:

4	Proposal No. 1 – Extension Amendment Proposal

4.1	RESOLVED, as a special resolution:

(a)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.7 in its entirety and the insertion of the following language in its place:

“49.7   In the event that that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO (or up to 30 months, without another shareholder vote, if such date is extended in the same manner as the original Extension Right as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within 24 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination for an additional 6 months after the twenty-fourth month from the closing of the IPO, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until 30 months from the closing of the IPO.”

(b)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

“In the event that any amendment is made to the Articles: (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO (or up to 30 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or (b) with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.”

5	Proposal No. 2 – Redemption Proposal

5.1	RESOLVED, as a special resolution:

(a)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.”

(b)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.2 in its entirety and the insertion of the following language in its place:

“Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)	provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

(c)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.4 in its entirety and the insertion of the following language in its place:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

6	Proposal No. 3 – Founder Conversion Amendment Proposal

6.1	RESOLVED, as a special resolution:

(a)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 17.2 in its entirety and the insertion of the following language in its place:

“Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) with respect to such number of Class B Shares as is set out in the Prospectus, concurrently with the consummation of a Business Combination; and (b) after the consummation of a Business Combination, with respect to the remaining number of Class B Shares, only to the extent such Class A Shares trade at or above $12.50 per Class A Share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and/or (c) as otherwise set out in the Prospectus or at any earlier date at the option of the holders of the Class B Shares (where the holders of such Shares have waived any right to receive funds from the Trust Fund).”

(b)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 29.1 in its entirety and the insertion of the following language in its place:

“Prior to the consummation of a Business Combination or the date on which all Class B Shares have been converted into Class A Shares, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination or the date on which all Class B Shares have been converted into Class A Shares, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.”

(c)	that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.10 in its entirety and the insertion of the following language in its place:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 17 where the holders of such Shares have waived any right to receive funds from the Trust Fund, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Account; or (b) vote as a class with Public Shares: (i) on any Business Combination; and (ii) to approve an amendment to the Articles to (x) extend the time to consummate a Business Combination beyond 30 months from the consummation of the IPO, or (y) amend this Article 49.10(b)(ii).”

/s/ Alec Pultr
Alec Pultr
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 16th day of May 2023.

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